UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 11, 2005

Memory Pharmaceuticals Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50642	04-3363475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Philips Parkway, Montvale, New Jersey		07645
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(201) 802 - 7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2005, the Compensation Committee of the Board of Directors (the "Committee") of Memory Pharmaceuticals Corp. (the "Registrant") approved the grant of stock options to purchase an aggregate of 180,000 shares of the Registrant's common stock to certain of the Registrant’s executive officers. All of these options have an exercise price equal to the fair market value of the Registrant's common stock on the date of grant.

The following stock options were granted on October 11, 2005 at an exercise price of $2.38 per share and will vest in equal quarterly installments over the four-year period commencing on October 11, 2005.

o Dr. David A. Lowe, the Registrant's Chief Scientific Officer, was granted a stock option to purchase 85,000 shares of the Registrant's common stock;

o Ms. Jzaneen Lalani, the Registrant's Vice President, Legal Affairs, was granted a stock option to purchase 50,000 shares of the Registrant's common stock; and

o Mr. Joseph M. Donabauer, the Registrant's Vice President & Controller, was granted a stock option to purchase 10,000 shares of the Registrant's common stock.

The Committee also determined that the consummation of the Collaboration and License Agreement with Amgen Inc. (the "Amgen Collaboration"), would qualify as a Transaction (as defined in the Letter Agreement between the Registrant and Mr. Smith dated August 2, 2004, a copy of which was filed with the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (the "Letter Agreement")). As a result of the Committee’s determination and as set forth in the Letter Agreement, Mr. Smith was granted a stock option to purchase 35,000 shares of the Registrant's common stock on October 14, 2005, the closing date of the Amgen Collaboration. The stock options granted to Mr. Smith have an exercise price of $2.71, the fair market value on October 14, 2005 and will vest in four quarterly installments over a one year period commencing on October 14, 2005.

In addition, the Committee also approved an increase in Ms. Lalani’s annual base salary to $250,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Memory Pharmaceuticals Corp.

October 17, 2005	By:	/s/ Jzaneen Lalani

Name: Jzaneen Lalani
Title: Vice President, Legal Affairs